UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 11, 2004

QUIPP, INC.

(Exact name of registrant as specified in its charter)

Florida	0-14870	59-2306191
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 NW 157th Street, Miami, Florida 33014

(Address of Principal Executive Office) (Zip Code)

(305) 623-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 11, 2004, the Board of Directors of Quipp, Inc. elected William A. Dambrackas and Robert C. Strandberg to the Board of Directors.

Mr. Dambrackas has been, since January 2001, Senior Vice President, Advanced Technology of Avocent Corporation, a provider of digital KVM (keyboard, video and mouse) switching systems, serial connectivity devices, extension, and wireless extension products and technologies for the computer industry. He was the Chairman, President and Chief Executive Officer of Equinox Systems Inc., a designer and marketer of server-based communications products, from March 1983, when he founded the company, until January 2001, when Equinox was acquired by Avocent. Mr. Dambrackas has been granted United States patents for three computer technology inventions, and is the inventor of Dambrackas Video Compression (DVC), a patent-pending remote server management technology.

Mr. Strandberg has been, since May 2001, Chief Executive Office of Xytrans, Inc., a supplier of high performance wireless radio components that are sold into the defense, VSAT and cellular/PCS infrastructure markets. From May 1997 until August 2000, he was President and Chief Executive Officer of PSC Inc., a provider of bar code scanners, related optical devices and mobile/wireless data collection devices. Mr. Strandberg was also Chairman and CEO of Datamax Inc., a provider of specialized, high performance printers and related systems, from April 1989, when he founded the company, until June 1996.

Mr. Dambrackas was named to serve on the Corporate Governance and Compensation Committee of the Board of Directors and Mr. Strandberg was named to serve on the Audit Committee of the Board of Directors.

In connection with the election of Messrs. Dambrackas and Strandberg, the Board of Directors reconstituted its two committees. The members of the Audit Committee are Arthur J. Rawl (Chairman), Cristina H. Kepner and Mr. Strandberg. The members of the Corporate Governance and Compensation Committee are Lawrence J. Gibson (Chairman), Mr. Dambrackas and Ms. Kepner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUIPP, INC.

Date: October 14, 2004	By:	/s/ MICHAEL S. KADY
Michael S. Kady President and Chief Executive Officer